Exhibit 99.1

news release Media Hotline : 1-888-326-6694 Consumer Resource Center: 1-800-732-6643

Contact :	Chuck Greener	Janis Smith
	202-752-2616	202-752-6673

Number:	4282a

Date:	February 27, 2008
Fannie Mae Reports 2007 Financial Results
WASHINGTON, DC — Fannie Mae (FNM/NYSE) today reported fourth quarter and full-year 2007 results and filed its annual report on
Form 10-K with the Securities and Exchange Commission (SEC).
2007 Overview
•	Net loss of $2.1 billion, or ($2.63) per diluted share, vs. net income of $4.1 billion, or $3.65 per diluted share in 2006.

•	Credit-related expenses, including incremental additions to the allowance for loan losses and the reserve for guaranty losses of $5.0 billion, vs. $783 million in 2006.

•	Guaranty fee income of $5.1 billion in 2007, a 19.3 percent increase, from $4.3 billion in 2006. Fannie Mae’s single-family guaranty book grew 15 percent to $2.6 trillion.

•	Net interest income of $4.6 billion in 2007, a $2.2 billion decrease driven by higher relative borrowing costs.

•	Derivatives fair value losses of $4.1 billion, vs. $1.5 billion in 2006, due to the impact of declining yields on the interest rate swaps used to hedge net assets.

•	Combined loss allowance of $3.4 billion at Dec. 31, compared with $859 million on Dec. 31, 2006.

•	Core capital of $45.4 billion at year end, compared with $42.0 billion at the end of 2006.

•	Completion of the remediation of material weaknesses in accounting systems and controls, and all 81 requirements of the Consent Order.
“We are working through the toughest housing and mortgage markets in a generation,” said President and Chief Executive Officer Daniel H. Mudd. “Our results for 2007 reflect the challenging conditions in the market we serve. While we are pleased that demand for our mortgage guaranty businesses has surged as we respond to the market’s urgent need for liquidity and stability, this positive trend has been far outweighed by the negative financial impacts of rising mortgage defaults, falling home prices, and extraordinary disruptions in the credit markets.”
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Fannie Mae 2007 Results
Page Two
“While our business has always been cyclical, Fannie Mae’s credit loss experience in this cycle reflects the significant decline in home prices in a number of large regional markets and the growing number of borrowers struggling with their mortgages,” Mudd said. “Our strategy for moving through another tough year is to protect and conserve our capital base, and control credit losses. We have also increased our credit loss reserves. Finally, we will also provide liquidity to the market by growing our guaranty business as we build a very strong credit book. These steps will help us do our part to maintain a liquid, stable and affordable mortgage market — and also position us well when the market recovers.”
In the fourth quarter of 2007, the company had a net loss of $3.6 billion. The largest drivers of the fourth quarter results were derivative fair value losses of $3.2 billion, largely a result of the impact of declining yields on the interest rate swaps used to hedge our net assets; a $2.0 billion increase in combined credit loss reserves in light of delinquency, default and severity trends; and an approximately $600 million other-than-temporary impairment loss on certain investments in the company’s mortgage portfolio and liquid investment portfolio, recognized because the company no longer had the intent to hold these securities until the decline in fair value recovered. The securities were redesignated to trading on January 1, 2008, when we adopted the fair value option. The company also reported a near doubling of its single-family guaranty market share from a year ago, and a 26.4 percent increase in its total guaranty fee income (single-family and multifamily guaranty businesses), in the fourth quarter of 2007 compared with the fourth quarter of 2006.
“Market dynamics, including declining interest rates and credit market illiquidity, had a pronounced impact on our bottom line in the fourth quarter of 2007,” Executive Vice President and Chief Financial Officer Stephen M. Swad said. “A substantial portion of losses in ‘07 came from mark-to-market valuation declines you would expect in a mortgage and credit market this volatile.”
“To bolster our capital, we issued $7.8 billion of preferred stock, net of fees, in the fourth quarter, and we will continue to evaluate further avenues to conserve our capital and reduce the impact of market disruptions on our capital base,” Swad said.
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Fannie Mae 2007 Results
Page Three
“In addition, we have completed the 81 requirements of the Consent Order, and we are in ongoing discussions with the Office of Federal Housing Enterprise Oversight, our regulator, regarding the 30 percent capital surplus requirement,” he said. Swad added that all of the company’s internal control material weaknesses dating from its 2004 restatement have now been fully remediated.
“Today’s filing closes a period of rebuilding at Fannie Mae, both to re-do our accounting and internal controls, and to strengthen the enterprise for the future,” Mudd said. “At the same time, Fannie Mae’s management and employees are fully focused on meeting the challenges of a troubled housing and mortgage market — and pursuing the long-term opportunities that our business and our mission present to us.”
Summary of Financial Results for 2007
Fannie Mae’s financial results for 2007 were dramatically different for the first half of the year as compared to the second half of the year. Beginning in the second half of 2007, results were severely affected by the disruption in the mortgage and credit markets, and continued weakness in the housing markets. The company’s financial results for the first and second quarters — including net income of $2.9 billion — were more than offset by a $5.0 billion net loss for the third and fourth quarters in the face of significant increases in serious delinquency rates and foreclosures, home price declines, widening credit spreads, shifts in interest rates and illiquidity in the capital markets.
The following factors had the most significant adverse effect on the company’s 2007 financial results:
•	An increase of $2.8 billion in provision for credit losses, excluding the component of the provision attributable to fair value losses recorded in connection with the purchase of delinquent loans from mortgage backed securities (MBS) trusts;
•	An increase of $5.1 billion in market-based valuation losses, including derivatives fair value losses on interest rate swaps, losses on certain guaranty contracts, fair value losses on delinquent loans purchased from MBS trusts, and losses on trading securities; and
•	A decrease of $2.2 billion in net interest income.
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Fannie Mae 2007 Results
Page Four
The effect of these adverse factors more than offset the favorable impact of an increase of $821 million in guaranty fee income.   Below is a further description of these and other factors affecting Fannie Mae’s financial results in the fourth quarter of 2007 and the full year:
•	Derivatives fair value losses were $3.2 billion in the fourth quarter of 2007, compared with $668 million in the fourth quarter of 2006. Total derivatives fair value losses in 2007 were $4.1 billion, compared with $1.5 billion in 2006, and $5.5 billion in the second half of 2007, which was driven by a 131-basis point decline in the five-year swap rate during that period. Fannie Mae’s interest rate swaps and options, which it uses to protect the fair value of its net assets against fluctuations in short- and long-term interest rates, typically have wide swings in fair value from quarter to quarter as interest rates and other market factors fluctuate.
•	Credit-related expenses were $3.0 billion in the fourth quarter and $5.0 billion for all of 2007, compared with $326 million for the fourth quarter, and $783 million for the full year 2006. Half of the 2007 credit-related expenses, or $2.5 billion, was due to an increase in Fannie Mae’s combined loss reserves, as both the incidence and severity of loan charge-offs rose in regions of the country experiencing rapid home price declines and/or weak economic conditions. Another significant driver of credit-related expenses, fair value losses on delinquent loans purchased from MBS trusts, increased to $1.4 billion in 2007 from $204 million in 2006. Fourth-quarter 2007 losses for this item were $559 million compared with $51 million in the same period of 2006. These losses, which are included in Fannie Mae’s credit-related expenses as a component of the provision for loan losses, reflect the difference between the carrying value of these delinquent loans and their estimated fair market value. Fannie Mae purchases the delinquent loans in most cases so that it can modify the loan in an effort to prevent a foreclosure.
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Fannie Mae 2007 Results
Page Five
•	Losses on certain guaranty contracts increased $1.0 billon in 2007 to $1.4 billion, and fourth quarter losses were $386 million versus $258 million in the same period of 2006. The increase reflects credit spreads widening further than the company’s guaranty price increases. Losses on certain guaranty contracts are taken at the origination of the contract, and the loss comes back (or “accretes”) into guaranty fee income over the life of the guaranty.
•	Net interest income declined 15.5 percent to $1.1 billion in the fourth quarter of 2007 compared to the fourth quarter of 2006, and by 32.2 percent for the year, from $6.8 billion to $4.6 billion. The decline was driven by higher debt costs and the reclassification of trust management income (or float income) out of interest income to a separate line item on the income statement.
•	Net investment losses were $1.1 billion in the fourth quarter of 2007, compared to a net investment gain of $75 million in the fourth quarter of 2006, and for the full year 2007 the net investment loss was $1.2 billion. A primary driver of the 2007 loss was a $620 million other-than-temporary impairment loss on certain investments in our mortgage portfolio and liquid investment portfolio. We recognized the impairment because we no longer had the intent to hold these securities until the decline in fair value recovered. We reclassified these investments as trading effective January 1, 2008 with our adoption of SFAS 159. In addition, we recognized $145 million in impairments on subprime mortgage-related securities in the fourth quarter. [See Page 67 of Fannie Mae’s 10-K for additional information.]
Despite the market challenges, a number of positive factors affected Fannie Mae’s business in 2007, including:
•	The mortgage credit book of business grew 14.3 percent to $2.9 trillion, up from $2.5 trillion as of December 31, 2006, reflecting substantial growth in the company’s guaranty business.
•	Market share of single-family mortgage–related securities issuance increased to 48.5 percent in the fourth quarter, from 24.6 percent in the fourth quarter of 2006. Total Fannie Mae MBS outstanding (held in portfolio and by third-parties) increased to $2.3 trillion at the end of 2007, from $2.0 trillion a year earlier.
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Fannie Mae 2007 Results
Page Six
•	Guaranty fee income grew 19.3 percent to $5.1 billion in 2007, from $4.3 billion in 2006. Guaranty fee income grew 26.4 percent to $1.6 billion in the fourth quarter of 2007, compared to $1.3 billion in the fourth quarter of 2006. These increases reflect the significant increase in demand for Fannie Mae’s mortgage credit guaranty as well as higher guaranty fee rates.
•	Multifamily guaranty book grew 22.5 percent to $149 billion.
•	Administrative expenses in 2007 fell $407 million to $2.7 billion. Beginning in January 2007, the company undertook a thorough review of costs as part of a broad reengineering initiative to increase productivity and lower administrative costs. As a result of this effort, the company reduced total administrative expenses by more than $400 million in 2007 as compared with 2006, primarily through a reduction in employee and contract resources.
Fannie Mae Consolidated Financial Results

	Full Year		Fourth Quarter
(dollars in millions)	2007 FY	2006 FY	2007	2006
Net Interest Income	$4,581	$6,752	$1,136	1,345
Guaranty Fee Income	5,071	4,250	1,621	1,282
Trust Management Income	588	111	128	111
Fee and Other Income	751	672	205	105

Net Revenues	10,991	11,785	3,090	2,843
Losses on Certain Guaranty Contracts	(1,424)	(439)	(396)	(258)
Investment Gains (losses), net	(1,232)	(683)	(1,130)	75
Derivatives Fair Value Losses, net	(4,113)	(1,522)	(3,222)	(668)
Losses from Partnership Investments	(1,005)	(865)	(478)	(286)
Administrative Expenses	(2,669)	(3,076)	(651)	(827)
Credit-Related Expenses	(5,012)	(783)	(2,973)	(326)
Other Non-Interest Expense, net	(662)	(204)	(420)	(164)

Income (loss) Before Federal Taxes and Extraordinary Gains (losses)	(5,126)	4,213	(6,170)	389
Benefit (provision) for Federal Income Taxes	3,091	(166)	2,623	214
Extraordinary Gains (losses), net of tax	(15)	12	(12)	1

Net Income (loss)	$(2,050)	4,059	(3,559)	$604

Diluted Earnings (loss) per common share	$(2.63)	$3.65	$(3.80)	$0.49

Stockholders Equity and Core Capital
Stockholders’ equity was $44.0 billion as of December 31, 2007, reflecting an increase of $2.5 billion, or 6 percent, from the December 31, 2006 level of $41.5 billion.
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Fannie Mae 2007 Results
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Core capital was $45.4 billion as of December 31, 2007, compared to $42.0 billion as of December 31, 2006. To maintain sufficient capital levels, Fannie Mae undertook several capital management actions in the fourth quarter of 2007. These capital management actions included the issuance of $7.8 billion in preferred stock, net of fees, managing the size of the balance sheet, and reducing the company’s common stock dividend beginning with the first quarter of 2008. In addition, the company made other changes to business practices to reduce losses and expenses. Issuances of preferred stock in 2007 resulted in a material change in the mix and relative cost of Fannie Mae’s core capital.
Fair Value of Net Assets
Fannie Mae also reported a $7.9 billion decline in the fair value of net assets, from $43.7 billion at year-end 2006, to $35.8 billion at year-end 2007. Excluding $5.5 billion in net capital transactions, fair value declined by $13.4 billion. This decline was primarily attributable to a decrease in the fair value of net guaranty assets and the widening of option-adjusted spreads on net portfolio assets, as extraordinary illiquidity and concern about home price declines and credit disruptions in the market drove down the value of mortgage assets generally in 2007, especially in the fourth quarter.  Fannie Mae expects periodic fluctuations in the fair value of net assets due to its business activities as well as changes in market conditions, interest rates, relative spreads between mortgage assets and debt, and implied volatility.  As a long-term investor in mortgages, Fannie Mae expects a significant portion of the value relating to changes in option-adjusted spreads to return as the securities it holds mature at par.
2008 Outlook
With this filing, Fannie Mae has revised its projections for home prices. The company previously said it expected home prices to decline nationwide by 4 to 5 percent in 2008, with a total peak-to-trough decline of 10 to 12 percent. The company now expects home prices to decline nationwide by 5 to 7 percent in 2008, with a total peak-to-trough decline of 13 to 17 percent, which includes significant expected regional home price declines in 2008.
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Fannie Mae 2007 Results
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Fannie Mae has also revised its estimate of credit losses. The company said previously that it expected its credit loss ratio for 2008 would range between 8 to 10 basis points. Since Fannie Mae provided these expectations, however, housing and mortgage market conditions have deteriorated further, including more rapid home price declines in the fourth quarter of 2007 than previously projected. The company now expects a credit loss ratio in 2008 of 11 to 15 basis points, factoring in a significant increase in loan default and severity rates, and a significant increase in acquisitions of foreclosed (“real-estate owned,” or REO) properties, as well as a 5 to 7 percent nationwide decline in home prices.
Fannie Mae management uses the credit loss ratio to evaluate credit loss performance and assess the credit quality of our existing guaranty book of business. Thus, the credit loss ratio does not include fair value losses on loans purchased from MBS trusts. Management also notes that providing credit loss estimates for 2008 is uniquely challenging, given the extreme uncertainty around key factors such as the effect of the disruption in the credit and mortgage markets on home prices; overall economic conditions, including the potential for a national recession; the effects of government intervention and economic stimulus, including recent and future Federal Reserve interest rate reductions; and patterns of consumer behavior that deviate from historical patterns.
During 2008, the single-family guaranty book of business is expected to grow at a faster rate than the rate of overall growth in U.S. residential mortgage debt outstanding.
2007 Business Segment Results
Fannie Mae’s business is organized into three complementary business segments:
The Single-Family Credit Guaranty business works with lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for the company’s portfolio.
The Capital Markets group manages the company’s investment activity in mortgage loans and mortgage-related securities, and has responsibility for managing the company’s assets and liabilities and its liquidity and capital positions.
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Fannie Mae 2007 Results
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The Housing and Community Development (HCD) business works with lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for the company’s portfolio. The HCD business also helps to expand the supply of affordable housing by investing in rental and for-sale housing projects, including rental housing that is eligible for federal low-income housing tax credits (LIHTC).
Business Segment Summary Financial Information

	2007	2006
	(Dollars in millions)
Net revenues:(1)
Single-Family Credit Guaranty	$7,039	$6,073
Housing and Community Development	424	510
Capital Markets	3,528	5,202

Total	$10,991	$11,785

Net income (loss):
Single-Family Credit Guaranty	$(858)	$2,044
Housing and Community Development	157	338
Capital Markets	(1,349)	1,677

Total	$(2,050)	$4,059

(1)	Includes net interest income, guaranty fee income, trust management income and fee and other income.
Fannie Mae’s Single-Family Credit Guaranty business recorded a loss of $858 million in 2007, compared with net income of $2.0 billion in 2006. Guaranty fee income increased $1.0 billion, or 21.5 percent, from 2006. This was due to an increase in the Single-Family guaranty credit book of business of 14.9 percent to $2.6 trillion, and an increase in the average effective guaranty fee rate. Revenue increases were offset by a $4.2 billion increase in credit-related expenses and a $956 million increase in losses on certain guaranty contracts.
Net income for the HCD business decreased $181 million to $157 million in 2007, although fee and other income increased 16.6 percent to $323 million and trust management income increased to $35 million. The primary drivers of the net decrease were the $140 million increase in losses from partnership investments and the $92 million decrease in guaranty fee income.
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Fannie Mae 2007 Results
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The Capital Markets Group recorded a loss of $1.3 billion in 2007, compared with net income of $1.7 billion in 2006. The decline was driven primarily by fair value losses on interest rate swaps, as well as continued compression in the net interest yield, which largely was attributable to the increase in short-term and long-term debt costs as maturing debt issued at lower rates was replaced with new debt at higher rates. Capital Markets results also reflect an increase in net derivatives losses to $4.1 billion, as declining yields caused declines in the fair value of the interest rate swaps we use to hedge our net assets.
Credit-Related Expenses
Credit-related expenses consist of the provision for credit losses and foreclosed property expense, as shown in the table below.
Table 11:  Credit-Related Expenses

	For the Year Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Provision attributable to guaranty book of business	$3,200	$385	$190
Provision attributable to SOP 03-3 fair value losses	1,364	204	251

Total provision for credit losses	4,564	589	441
Foreclosed property expense (income)	448	194	(13)

Credit-related expenses	$5,012	$783	$428

(A detailed explanation of the components of credit-related expenses begins on Page 72 of Fannie Mae’s 10-K.)
As noted below in Table 17, Fannie Mae’s realized credit losses were $1.3 billion in 2007, compared with $517 million in 2006, reflecting higher charge-offs and foreclosed property expense in the second half of 2007. The company’s 2007 credit loss ratio, or realized credit losses as a percent of its average guaranty book of business, was 5.3 basis points, or 0.053 percent, compared with 2.2 basis points, or 0.022 percent, in 2006.
Table 17: Credit Loss Performance Metrics

	For the Year Ended December 31,
	2007			2006(1)			2005(1)
	Amount	Ratio(2)		Amount	Ratio(2)		Amount	Ratio(2)
	(Dollars in millions)
Charge-offs, net of recoveries	$2,032	8.0	bp	$454	2.0	bp	$462	2.1	bp
Foreclosed property expense (income)	448	1.8		194	0.8		(13)	(0.1)
Less: SOP 03-3 fair value losses(3)	(1,364)	(5.4)		(204)	(0.9)		(251)	(1.1)
Plus: Impact of SOP 03-3 on charge-offs and foreclosed property expense(4)	223	0.9		73	0.3		40	0.2

Credit losses(5)	$1,339	5.3	bp	$517	2.2	bp	$238	1.1	bp

See footnotes to Table 17 on page 80 in Fannie Mae’s 2007 10-K.
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Fannie Mae 2007 Results
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Fannie Mae management uses the credit loss ratio to evaluate credit loss performance and assess the credit quality of our existing guaranty book of business. Thus, the credit loss ratio does not include fair value losses on loans purchased from MBS trusts. If such losses were included in the ratio, it would have been 9.8 basis points in 2007, compared with 2.8 basis points in 2006.
Subprime and Alt-A Securities
Fannie Mae holds private-label mortgage securities (PLS) and Fannie Mae-guaranteed securities backed by subprime or Alt-A mortgage assets. Of the total $73.9 billion of such securities on its books, $41.4 billion are backed by subprime mortgage assets and $32.5 billion are backed by Alt-A loans.
About $14.4 billion, or 35 percent, of the company’s subprime mortgage securities are classified as trading assets, and as such are marked to market through the “Investment Losses, Net” line item on the income statement.
The company recorded a loss of approximately $1.0 billion in 2007 on these trading-classified subprime securities, reflecting a decline in the estimated fair value of the securities. The remaining subprime securities on the company’s books, which total $27.0 billion and are classified as available-for-sale, have an unrealized loss as of December 31, 2007, of about $2.3 billion.
About $4.6 billion, or 16 percent, of the company’s Alt-A PLS are classified as trading assets. The company recorded a loss of approximately $350 million in 2007 on these trading-classified Alt-A PLS, reflecting a decline in the estimated fair value of the securities. The remaining Alt-A-backed PLS on the company’s books, which total $27.9 billion and are classified as available-for-sale (AFS), have an unrealized loss as of December 31, 2007, of about $931 million.
The unrealized losses on the subprime and Alt-A securities classified as AFS, totaling about $3.3 billion, reflect the estimate of the current market values of these securities, based on prices obtained from third-party pricing services, and are included on an after-tax basis in Accumulated Other Comprehensive Loss. These securities continue to perform and Fannie Mae is receiving principal and interest payments on all of them.
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Fannie Mae 2007 Results
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As of February 22, 2008, all of Fannie Mae’s private-label mortgage-related securities backed by Alt-A mortgage loans were rated AAA and none had been downgraded. However, since the end of 2007 through February 22, 2008, approximately $1.3 billion, or 4 percent of the company’s Alt-A private label mortgage-related securities had been placed under review for possible credit downgrade or on negative watch.
As of February 22, 2008, the credit ratings of several subprime private-label mortgage-related securities held in Fannie Mae’s portfolio (with an aggregate unpaid principal balance of $8.4 billion as of December 31, 2007) were downgraded below AAA and $63 million or 0.2 percent of the company’s total subprime securities had ratings below investment grade. Of the $8.4 billion that have been downgraded, $6.2 billion are on negative watch for further downgrade. In addition, approximately $10.2 billion or 32 percent of our subprime private-label mortgage-related securities had been placed under review for possible credit downgrade or were on negative watch as of February 22, 2008.
To date, these downgrades have not had a material effect on our earnings or financial condition. Although we consider recent external rating agency actions or changes in a security’s external credit rating as one criterion in our assessment of other-than-temporary impairment, a rating action alone is not necessarily indicative of other-than-temporary impairment. As discussed in “Critical Accounting Policies and Estimates – Other-than-temporary Impairment,” we also consider various other factors in assessing whether an impairment is other-than-temporary. We will continue to analyze the performance of these securities based on a variety of economic conditions, including extreme stress scenarios, to assess the collectability of principal and interest.
Conference Call
Fannie Mae will host a conference call for the investment community this afternoon at 1:00 p.m., Eastern Time. Mary Lou Christy, Senior Vice President, Investor Relations, will host the call. Daniel H. Mudd, President and Chief Executive Officer, and Stephen M. Swad, Executive Vice President and Chief Financial Officer, will address investors and analysts and will be available for a question and answer session along with other members of senior management.
The dial-in number for the call is 1-888-428-4278 or, for international callers, 1-651-291-5354. The confirmation code is 911428. Please dial in 5 to 10 minutes prior to the start of the call. A replay of the call will be available for two weeks starting at 7:00 p.m. Eastern Time on February 27th, through midnight Eastern Time on March 12th.
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Fannie Mae 2007 Results
Page Thirteen
The replay number for the call is 1-800-475-6701 or, for international callers, 1-320-365-3844. The confirmation code is 911428. The conference call will also be Web cast at www.fanniemae.com and will be available for 30 days after the call.
# # #
Certain statements in this press release, including those relating to our future performance, our income, credit losses, administrative expenses and other losses; our current view of industry trends and our expectations for our industry; our future plans; and our future business activities, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, Fannie Mae’s future operations and its actual performance may differ materially from what is indicated in any forward-looking statements. Additional information that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s annual report on SEC Form 10-K for the year ended December 31, 2007, including the “Risk Factors” section, and in its reports on SEC Form 8-K.
The 10-K, and all other Fannie Mae forms filed with the SEC, can also be obtained on the company’s web site at www.fanniemae.com/ir/sec/.
Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to ensure that mortgage bankers and other lenders have enough funds to lend to home buyers at low rates. In 2008, we mark our 70th year of service to America’s housing market. Our job is to help to those who house America.

Annex I
FANNIE MAE

Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2007	2006

ASSETS
Cash and cash equivalents (includes cash equivalents pledged as collateral that may be sold or repledged of $215 as of December 31, 2006)	$3,941	$3,239
Restricted cash	561	733
Federal funds sold and securities purchased under agreements to resell	49,041	12,681
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $40,458 and $11,070 as of December 31, 2007 and 2006, respectively)	63,956	11,514
Available-for-sale, at fair value (includes Fannie Mae MBS of $138,943 and $185,608 as of December 31, 2007 and 2006, respectively)	293,557	378,598

Total investments in securities	357,513	390,112

Mortgage loans:
Loans held for sale, at lower of cost or market	7,008	4,868
Loans held for investment, at amortized cost	397,214	379,027
Allowance for loan losses	(698)	(340)

Total loans held for investment, net of allowance	396,516	378,687

Total mortgage loans	403,524	383,555
Advances to lenders	12,377	6,163
Accrued interest receivable	3,812	3,672
Acquired property, net	3,602	2,141
Derivative assets at fair value	2,797	4,931
Guaranty assets	9,666	7,692
Deferred tax assets	12,967	8,505
Partnership investments	11,000	10,571
Other assets	11,746	9,941

Total assets	$882,547	$843,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$7,512	$7,847
Federal funds purchased and securities sold under agreements to repurchase	869	700
Short-term debt	234,160	165,810
Long-term debt	562,139	601,236
Derivative liabilities at fair value	3,417	1,184
Reserve for guaranty losses (includes $211 and $46 as of December 31, 2007 and 2006, respectively, related to Fannie Mae MBS included in Investments in securities)	2,693	519
Guaranty obligations (includes $661 and $390 as of December 31, 2007 and 2006, respectively, related to Fannie Mae MBS included in Investments in securities)	15,393	11,145
Partnership liabilities	3,824	3,695
Other liabilities	8,422	10,158

Total liabilities	838,429	802,294

Minority interests in consolidated subsidiaries	107	136
Commitments and contingencies (see Note 20)	—	—
Stockholders’ Equity:
Preferred stock, 700,000,000 and 200,000,000 shares authorized as of December 31, 2007 and 2006, respectively; 466,375,000 and 132,175,000 shares issued and outstanding as of December 31, 2007 and 2006, respectively	16,913	9,108
Common stock, no par value, no maximum authorization—1,129,090,420 shares issued as of December 31, 2007 and 2006; 974,104,578 shares and 972,110,681 shares outstanding as of December 31, 2007 and 2006, respectively	593	593
Additional paid-in capital	1,831	1,942
Retained earnings	33,548	37,955
Accumulated other comprehensive loss	(1,362)	(445)
Treasury stock, at cost, 154,985,842 shares and 156,979,739 shares as of December 31, 2007 and 2006, respectively	(7,512)	(7,647)

Total stockholders’ equity	44,011	41,506

Total liabilities and stockholders’ equity	$882,547	$843,936

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)

	For the Year Ended
	December 31,
	2007	2006	2005

Interest income:
Trading securities	$2,051	$688	$1,244
Available-for-sale securities	19,442	21,359	22,509
Mortgage loans	22,218	20,804	20,688
Other	1,055	776	403

Total interest income	44,766	43,627	44,844

Interest expense:
Short-term debt	8,999	7,736	6,562
Long-term debt	31,186	29,139	26,777

Total interest expense	40,185	36,875	33,339

Net interest income	4,581	6,752	11,505

Guaranty fee income (includes imputed interest of $1,278, $1,081 and $803 for 2007, 2006 and 2005, respectively)	5,071	4,250	4,006
Losses on certain guaranty contracts	(1,424)	(439)	(146)
Trust management income	588	111	—
Investment losses, net	(1,232)	(683)	(1,334)
Derivatives fair value losses, net	(4,113)	(1,522)	(4,196)
Debt extinguishment gains (losses), net	(47)	201	(68)
Losses from partnership investments	(1,005)	(865)	(849)
Fee and other income	751	672	1,445

Non-interest income (loss)	(1,411)	1,725	(1,142)

Administrative expenses:
Salaries and employee benefits	1,370	1,219	959
Professional services	851	1,393	792
Occupancy expenses	263	263	221
Other administrative expenses	185	201	143

Total administrative expenses	2,669	3,076	2,115
Minority interest in earnings (losses) of consolidated subsidiaries	(21)	10	(2)
Provision for credit losses	4,564	589	441
Foreclosed property expense (income)	448	194	(13)
Other expenses	636	395	251

Total expenses	8,296	4,264	2,792

Income (loss) before federal income taxes and extraordinary gains (losses)	(5,126)	4,213	7,571
Provision (benefit) for federal income taxes	(3,091)	166	1,277

Income (loss) before extraordinary gains (losses)	(2,035)	4,047	6,294
Extraordinary gains (losses), net of tax effect	(15)	12	53

Net income (loss)	$(2,050)	$4,059	$6,347

Preferred stock dividends and issuance costs at redemption	(513)	(511)	(486)

Net income (loss) available to common stockholders	$(2,563)	$3,548	$5,861

Basic earnings (loss) per share:
Earnings (losses) before extraordinary gains (losses)	$(2.62)	$3.64	$5.99
Extraordinary gains (losses), net of tax effect	(0.01)	0.01	0.05

Basic earnings (loss) per share	$(2.63)	$3.65	$6.04

Diluted earnings (loss) per share:
Earnings (losses) before extraordinary gains (losses)	$(2.62)	$3.64	$5.96
Extraordinary gains (losses), net of tax effect	(0.01)	0.01	0.05

Diluted earnings (loss) per share	$(2.63)	$3.65	$6.01

Cash dividends per common share	$1.90	$1.18	$1.04
Weighted-average common shares outstanding:
Basic	973	971	970
Diluted	973	972	998

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2007	2006	2005

Cash flows provided by operating activities:
Net income (loss)	$(2,050)	$4,059	$6,347
Reconciliation of net income (loss) to net cash provided by operating activities:
Amortization of investment cost basis adjustments	(391)	(324)	(56)
Amortization of debt cost basis adjustments	9,775	8,587	7,179
Provision for credit losses	4,564	589	441
Valuation losses	612	707	1,394
Debt extinguishment (gains) losses, net	47	(201)	68
Debt foreign currency transaction (gains) losses, net	190	230	(625)
Losses on certain guaranty contracts	1,424	439	146
Losses from partnership investments	1,005	865	849
Current and deferred federal income taxes	(3,465)	(609)	79
Extraordinary (gains) losses, net of tax effect	15	(12)	(53)
Derivatives fair value adjustments	4,289	561	826
Purchases of loans held for sale	(34,047)	(28,356)	(26,562)
Proceeds from repayments of loans held for sale	594	606	1,307
Proceeds from sales of loans held for sale	—	—	51
Net decrease in trading securities, excluding non-cash transfers	62,699	47,343	86,637
Net change in:
Guaranty assets	(5)	(278)	(1,143)
Guaranty obligations	(630)	(857)	(124)
Other, net	(1,677)	(1,680)	1,380

Net cash provided by operating activities	42,949	31,669	78,141
Cash flows (used in) provided by investing activities:
Purchases of available-for-sale securities	(126,200)	(218,620)	(117,826)
Proceeds from maturities of available-for-sale securities	123,462	163,863	169,734
Proceeds from sales of available-for-sale securities	76,055	84,348	117,713
Purchases of loans held for investment	(76,549)	(62,770)	(57,840)
Proceeds from repayments of loans held for investment	56,617	70,548	99,943
Advances to lenders	(79,186)	(47,957)	(69,505)
Net proceeds from disposition of acquired property	1,129	2,642	3,725
Contributions to partnership investments	(3,059)	(2,341)	(1,829)
Proceeds from partnership investments	1,043	295	329
Net change in federal funds sold and securities purchased under agreements to resell	(38,926)	(3,781)	(5,040)

Net cash (used in) provided by investing activities	(65,614)	(13,773)	139,404
Cash flows provided by (used in) financing activities:
Proceeds from issuance of short-term debt	1,743,852	2,196,078	2,578,152
Payments to redeem short-term debt	(1,687,570)	(2,221,719)	(2,750,912)
Proceeds from issuance of long-term debt	193,238	179,371	156,336
Payments to redeem long-term debt	(232,978)	(169,578)	(197,914)
Repurchase of common and preferred stock	(1,105)	(3)	—
Proceeds from issuance of common and preferred stock	8,846	22	29
Payment of cash dividends on common and preferred stock	(2,483)	(1,650)	(1,376)
Net change in federal funds purchased and securities sold under agreements to repurchase	1,561	(5)	(1,695)
Excess tax benefits from stock-based compensation	6	7	—

Net cash provided by (used in) financing activities	23,367	(17,477)	(217,380)
Net increase in cash and cash equivalents	702	419	165
Cash and cash equivalents at beginning of period	3,239	2,820	2,655

Cash and cash equivalents at end of period	$3,941	$3,239	$2,820

Cash paid during the period for:
Interest	$40,645	$34,488	$32,491
Income taxes	1,888	768	1,197
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$27,707	$25,924	$23,769
Net transfers of loans held for sale to loans held for investment	4,271	1,961	3,208
Net deconsolidation transfers from mortgage loans held for sale to investments in securities	(260)	79	5,086
Transfers from advances to lenders to investments in securities	71,801	45,216	69,605
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	(7,365)	12,747	(11,568)
Net mortgage loans acquired by assuming debt	2,756	9,810	18,790
Transfers from mortgage loans to acquired property, net	3,025	2,962	3,699

See Notes to Consolidated Financial Statements.

FANNIE MAE

Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in millions, except per share amounts)

							Accumulated
					Additional		Other		Total
	Shares Outstanding		Preferred	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Preferred	Common	Stock	Stock	Capital	Earnings	Income (Loss)(1)	Stock	Equity

Balance as of January 1, 2005	132	969	$9,108	$593	$1,982	$30,705	$4,387	$(7,873)	$38,902
Comprehensive income:
Net income	—	—	—	—	—	6,347	—	—	6,347
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $2,238)	—	—	—	—	—	—	(4,156)	—	(4,156)
Reclassification adjustment for gains included in net income (net of tax of $233)	—	—	—	—	—	—	(432)	—	(432)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $39)	—	—	—	—	—	—	72	—	72
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	(4)	—	(4)
Minimum pension liability (net of tax of $1)	—	—	—	—	—	—	2	—	2

Total comprehensive income									1,829
Common stock dividends ($1.04 per share)	—	—	—	—	—	(1,011)	—	—	(1,011)
Preferred stock dividends	—	—	—	—	—	(486)	—	—	(486)
Treasury stock issued for stock options and benefit plans	—	2	—	—	(69)	—	—	137	68

Balance as of December 31, 2005	132	971	9,108	593	1,913	35,555	(131)	(7,736)	39,302
Comprehensive income:
Net income	—	—	—	—	—	4,059	—	—	4,059
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $73)	—	—	—	—	—	—	(135)	—	(135)
Reclassification adjustment for gains included in net income (net of tax of $77)	—	—	—	—	—	—	(143)	—	(143)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $23)	—	—	—	—	—	—	43	—	43
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	(3)	—	(3)
Minimum pension liability (net of tax of $2)	—	—	—	—	—	—	4	—	4

Total comprehensive income									3,825
Adjustment to apply SFAS 158 (net of tax of $55)	—	—	—	—	—	—	(80)	—	(80)
Common stock dividends ($1.18 per share)	—	—	—	—	—	(1,148)	—	—	(1,148)
Preferred stock dividends	—	—	—	—	—	(511)	—	—	(511)
Treasury stock issued for stock options and benefit plans	—	1	—	—	29	—	—	89	118

Balance as of December 31, 2006	132	972	9,108	593	1,942	37,955	(445)	(7,647)	41,506
Cumulative effect from the adoption of FIN 48, net of tax	—	—	—	—	—	4	—	—	4

Balance as of January 1, 2007, adjusted	132	972	9,108	593	1,942	37,959	(445)	(7,647)	41,510
Comprehensive loss:
Net loss	—	—	—	—	—	(2,050)	—	—	(2,050)
Other comprehensive loss, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $293)	—	—	—	—	—	—	(544)	—	(544)
Reclassification adjustment for gains included in net income (net of tax of $282)	—	—	—	—	—	—	(523)	—	(523)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $13)	—	—	—	—	—	—	25	—	25
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	(3)	—	(3)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $73)	—	—	—	—	—	—	128	—	128

Total comprehensive loss									(2,967)
Common stock dividends ($1.90 per share)	—	—	—	—	—	(1,858)	—	—	(1,858)
Preferred stock dividends	—	—	—	—	—	(503)	—	—	(503)
Preferred stock issued	356	—	8,905	—	(94)	—	—	—	8,811
Preferred stock redeemed	(22)	—	(1,100)	—	—	—	—	—	(1,100)
Treasury stock issued for stock options and benefit plans	—	2	—	—	(17)	—	—	135	118

Balance as of December 31, 2007	466	974	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$44,011

(1)	Accumulated Other Comprehensive Income (Loss) is comprised of $1,644 million, $577 million and $300 million in net unrealized losses on available-for-sale securities, net of tax, and $282 million, $132 million and $169 million in net unrealized gains on all other components, net of tax, as of December 31, 2007, 2006 and 2005, respectively.

See Notes to Consolidated Financial Statements.

Non-GAAP Supplemental Consolidated Fair Value Balance Sheets(1)

	As of December 31, 2007				As of December 31, 2006
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$4,502	$—	$4,502	(2)	$3,972	$—	$3,972	(2)
Federal funds sold and securities purchased under agreements to resell	49,041	—	49,041	(2)	12,681	—	12,681	(2)
Trading securities	63,956	—	63,956	(2)	11,514	—	11,514	(2)
Available-for-sale securities	293,557	—	293,557	(2)	378,598	—	378,598	(2)
Mortgage loans:
Mortgage loans held for sale	7,008	75	7,083	(3)	4,868	9	4,877	(3)
Mortgage loans held for investment, net of allowance for loan losses	396,516	70	396,586	(3)	378,687	(2,918)	375,769	(3)
Guaranty assets of mortgage loans held in portfolio	—	3,983	3,983	(3)(4)	—	3,669	3,669	(3)(4)
Guaranty obligations of mortgage loans held in portfolio	—	(4,747)	(4,747	)(3)(4)	—	(2,831)	(2,831	)(3)(4)

Total mortgage loans	403,524	(619)	402,905	(2)(3)	383,555	(2,071)	381,484	(2)(3)
Advances to lenders	12,377	(328)	12,049	(2)	6,163	(152)	6,011	(2)
Derivative assets at fair value	2,797	—	2,797	(2)	4,931	—	4,931	(2)
Guaranty assets and buy-ups	10,610	3,648	14,258	(2)(4)	8,523	3,737	12,260	(2)(4)

Total financial assets	840,364	2,701	843,065	(2)	809,937	1,514	811,451	(2)
Master servicing assets and credit enhancements	1,783	2,844	4,627	(4)(5)	1,624	1,063	2,687	(4)(5)
Other assets	40,400	5,418	45,818	(5)(6)	32,375	(150)	32,225	(5)(6)

Total assets	$882,547	$10,963	$893,510		$843,936	$2,427	$846,363

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$869	$—	$869	(2)	$700	$—	$700	(2)
Short-term debt	234,160	208	234,368	(2)	165,810	(63)	165,747	(2)
Long-term debt	562,139	18,194	580,333	(2)	601,236	5,358	606,594	(2)
Derivative liabilities at fair value	3,417	—	3,417	(2)	1,184	—	1,184	(2)
Guaranty obligations	15,393	5,156	20,549	(2)	11,145	(2,960)	8,185	(2)

Total financial liabilities	815,978	23,558	839,536	(2)	780,075	2,335	782,410	(2)
Other liabilities	22,451	(4,383)	18,068	(7)	22,219	(2,101)	20,118	(7)

Total liabilities	838,429	19,175	857,604		802,294	234	802,528
Minority interests in consolidated subsidiaries	107	—	107		136	—	136
Stockholders’ Equity:
Preferred	16,913	(1,565)	15,348	(8)	9,108	(90)	9,018	(8)
Common	27,098	(6,647)	20,451	(9)	32,398	2,283	34,681	(9)

Total stockholders’ equity/non-GAAP fair value of net assets	$44,011	$(8,212)	$35,799		$41,506	$2,193	$43,699	(10)

Total liabilities and stockholders’ equity	$882,547	$10,963	$893,510		$843,936	$2,427	$846,363

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”), as described in “Notes to Consolidated Financial Statements—Note 19, Fair Value of Financial Instruments.” In Note 19, we also disclose the carrying value and estimated fair value of our total financial assets and total financial liabilities as well as discuss the methodologies and assumptions we use in estimating the fair value of our financial instruments.

(3)	We have separately presented the estimated fair value of “Mortgage loans held for sale,” “Mortgage loans held for investment, net of allowance for loan losses,” “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio,” which, taken together, represent total mortgage loans reported in our GAAP consolidated balance sheets. In order to present the fair value of our guaranties in these non-GAAP consolidated fair value balance sheets, we have separated (i) the embedded fair value of the guaranty assets, based on the terms of our intra-company guaranty fee allocation arrangement, and the embedded fair value of the obligation from (ii) the fair value of the mortgage loans held for sale and the mortgage loans held for investment. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our capital markets business, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in Note 19 of the Consolidated Financial Statements, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 19 of the Consolidated Financial Statements.

(4)	In our GAAP consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guaranties as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” The GAAP carrying value of our guaranty assets reflects only those guaranty arrangements entered into subsequent to our adoption of FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FIN No. 34) (“FIN 45”), on January 1, 2003. On a GAAP basis, our guaranty assets totaled $9.7 billion and $7.7 billion as of December 31, 2007 and 2006, respectively. The associated buy-ups totaled $944 million and $831 million as of December 31, 2007 and 2006, respectively. In our non-GAAP supplemental consolidated fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $18.1 billion and $15.8 billion as of December 31, 2007 and 2006, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements.

(5)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following five line items in our GAAP consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets; (iv) Partnership investments; and (v) Other assets. The carrying value of these items in our GAAP consolidated balance sheets together totaled $43.1 billion and $34.8 billion as of December 31, 2007 and December 31, 2006, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $944 million and $831 million as of December 31, 2007 and 2006, respectively, from “Other assets” reported in our GAAP consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our SFAS 107 disclosure in Note 19. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies discussed in Note 19.

(6)	With the exception of partnership investments and deferred tax assets, the GAAP carrying values of other assets generally approximate fair value. While we have included partnership investments at their carrying value in each of the non-GAAP supplemental consolidated fair value balance sheets, the fair values of these items are generally different from their GAAP carrying values, potentially materially. Our LIHTC partnership investments included in partnership investments had a carrying value of $8.1 billion and $8.8 billion and an estimated fair value of $9.3 billion and $10.0 billion as of December 31, 2007 and December 31, 2006, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value. Our GAAP-basis deferred tax assets are described in “Notes to Consolidated Financial
Statements—Note 11, Income Taxes.” We adjust the GAAP-basis deferred income taxes for purposes of each of our non-GAAP supplemental consolidated fair value balance sheets to include estimated income taxes on the difference between our non-GAAP supplemental consolidated fair value balance sheets net assets, including deferred taxes from the GAAP consolidated balance sheets, and our GAAP consolidated balance sheets stockholders’ equity. Because our adjusted deferred income taxes are a net asset in each year, the amounts are included in our non-GAAP fair value balance sheets as a component of other assets.

(7)	The line item “Other liabilities” consists of the liabilities presented on the following four line items in our GAAP consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; and (iv) Other liabilities. The carrying value of these items in our GAAP consolidated balance sheets together totaled $22.5 billion and $22.2 billion as of December 31, 2007 and 2006, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value.

(8)	“Preferred stockholders’ equity” is reflected in our non-GAAP supplemental consolidated fair value balance sheets at the estimated fair value amount.

(9)	“Common stockholders’ equity” consists of the stockholders’ equity components presented on the following five line items in our GAAP consolidated balance sheets: (i) Common stock; (ii) Additional paid-in capital; (iii) Retained earnings; (iv) Accumulated other comprehensive loss; and (v) Treasury stock, at cost. “Common stockholders’ equity” is the residual of the excess of the estimated fair value of total assets over the estimated fair value of total liabilities, after taking into consideration preferred stockholders’ equity and minority interest in consolidated subsidiaries.

(10)	The previously reported fair value of our net assets was $42.9 billion as of December 31, 2006. This amount reflected our LIHTC partnership investments based on the carrying amount of these investments. We revised the previously reported fair value of our net assets as of December 31, 2006 to reflect the estimated fair value of these investments. This revision increased the fair value of our net assets by $798 million to $43.7 billion as of December 31, 2006.